FOR IMMEDIATE RELEASE
---------------------

For:  MAF Bancorp, Inc.                   Contact:  Jerry A. Weberling,  EVP and
         55th Street & Holmes Avenue                 Chief Financial Officer
         Clarendon Hills, IL 60514                  Michael J. Janssen
                                                     Senior Vice President
                                                    (630) 325-7300


           MAF BANCORP ANNOUNCES COMPLETION OF MID TOWN BANCORP MERGER

Clarendon Hills, Illinois, December 3, 2001 - MAF Bancorp, Inc. (NASDAQ: MAFB) announced today that on November 30, 2001, it completed its merger with Mid Town Bancorp, Inc., previously announced on July 5, 2001. As a result of the merger, Mid Town Bancorp has been merged into MAF Bancorp, and Mid Town Bank and Trust Company of Chicago, a wholly-owned subsidiary of Mid Town Bancorp, has been merged into Mid America Bank, a wholly-owned subsidiary of MAF Bancorp. Each share of Mid Town Bancorp common stock was exchanged for $172.22 in cash and
1.544 shares of MAF Bancorp common stock. The aggregate value of the transaction totaled approximately $69.5 million, represented by $55.2 million in cash and approximately 495,000 shares of MAF Bancorp common stock.

The acquisition of Mid Town provides MAF with four additional locations in its Chicago region, including a presence in the Lincoln Park market, as well as the Bucktown and Lakeview neighborhoods. The data processing conversion is currently scheduled for mid-February 2002, at which time customers of Mid Town will be able to take full advantage of Mid America's branch locations throughout Chicago, along with a wide array of financial products and services. Joel Zemans, President and Chief Executive Officer of Mid Town Bancorp, will be appointed as a board member of Mid America Bank.

MAF Bancorp, which is headquartered in Clarendon Hills, Illinois, has total assets and deposits following the merger of approximately $5.6 billion and $3.5 billion, respectively. The Company provides complete financial services through 32 retail banking offices primarily in Chicago and its western suburbs. The common stock of MAF Bancorp is traded on the Nasdaq Stock Market under the symbol MAFB.